EXHIBIT 99.1
2Q 2024 Earnings Release

FOR IMMEDIATE RELEASE	August 2, 2024

ExxonMobil Announces Second-Quarter 2024 Results
•Delivered industry-leading second-quarter earnings of $9.2 billion1, showcasing the differentiated strengths of ExxonMobil's portfolio and its improved earnings power
•The Pioneer merger, which closed five months faster than similar transactions and fundamentally transforms the Upstream portfolio, contributed $0.5 billion to earnings in the first two months post-closing2 with record production, and integration and synergy benefits are exceeding expectations
•Also achieved record production in Guyana and heritage Permian; Upstream total net production grew 15%, or 574,000 oil-equivalent barrels per day, from the first quarter
•Expanded the company's value proposition by progressing new businesses including furthering carbon capture and storage (CCS) leadership with a new agreement that increased total contracted CO2 offtake with industrial customers to 5.5 million metric tons per year3, more committed volume than any other company has announced

Results Summary

2Q24	1Q24	Change vs 1Q24	Dollars in millions (except per share data)	YTD 2024	YTD 2023	Change vs YTD 2023
9,240	8,220	+1,020	Earnings (U.S. GAAP)	17,460	19,310	-1,850
9,240	8,220	+1,020	Earnings Excluding Identified Items (non-GAAP)	17,460	19,492	-2,032

2.14	2.06	+0.08	Earnings Per Common Share [4]	4.20	4.73	-0.53
2.14	2.06	+0.08	Earnings Excl. Identified Items Per Common Share (non-GAAP) [4]	4.20	4.77	-0.57

7,039	5,839	+1,200	Capital and Exploration Expenditures	12,878	12,546	+332
SPRING, Texas – August 2, 2024 – Exxon Mobil Corporation today announced second-quarter 2024 earnings of $9.2 billion, or $2.14 per share assuming dilution. Cash flow from operating activities was $10.6 billion and cash flow from operations excluding working capital movements was $15.2 billion. Shareholder distributions of $9.5 billion included $4.3 billion of dividends and $5.2 billion of share repurchases, consistent with the company's announced plans.

“We delivered our second-highest 2Q earnings of the past decade as we continue to improve the fundamental earnings power of the company,” said Darren Woods, chairman and chief executive officer.

“We achieved record quarterly production from our low-cost-of-supply Permian and Guyana assets, with the highest oil production since the Exxon and Mobil merger. We also achieved a record in high-value product sales, growing by 10% versus the first half of last year. We closed on our transformative merger with Pioneer in about half the time of similar deals. And we’re continuing to build businesses such as ProxximaTM, carbon materials and virtually carbon-free hydrogen, with approximately 98% of CO2 removed, that will create value long into the future.”

1    Second-quarter earnings for the industry peer group are actuals for companies that reported results on or before August 1, 2024, or estimated using Bloomberg consensus as of August 1st. Industry peer group includes BP, Chevron, Shell and TotalEnergies.
2    Pioneer operations contributed $0.5 billion to consolidated earnings post-close (May-June), which excludes $0.2 billion of one-time items related to the acquisition.
3    Based on contracts to move up to 5.5 MTA starting in 2025 subject to additional investment by ExxonMobil and permitting for carbon capture and storage projects.
4    Assuming dilution.

Year-to-date Earnings Factor Analysis[1]

YE23 to 2Q24 Cash Flow
Financial Highlights
•Year-to-date earnings were $17.5 billion versus $19.3 billion in the first half of 2023. Earnings excluding identified items were $17.5 billion compared to $19.5 billion in the same period last year. Earnings decreased as industry refining margins and natural gas prices declined from last year's historically high levels to trade within the ten-year historical range2, while crude prices rose modestly. Strong advantaged volume growth from record Guyana, Pioneer, and heritage Permian assets, high-value products and the Beaumont refinery expansion more than offset lower base volumes from divestments of non-strategic assets and government-mandated curtailments. Structural cost savings partially offset higher expenses from scheduled maintenance, depreciation and support of new businesses and 2025 project start-ups.
•Achieved $10.7 billion of cumulative Structural Cost Savings versus 2019, including an additional $1.0 billion of savings during the year and $0.6 billion during the quarter. The company is on track to deliver cumulative savings totaling $5 billion through the end of 2027 versus 2023.
•Generated strong cash flow from operations of $25.2 billion and free cash flow of $15.0 billion in the first half of the year, including working capital outflows of $2.6 billion driven by higher seasonal cash tax payments. Excluding working capital, cash flow from operations and free cash flow were $27.8 billion and $17.6 billion, respectively. Year-to-date shareholder distributions of $16.3 billion included $8.1 billion of dividends and $8.3 billion of share repurchases. Following the close of the Pioneer transaction, the Corporation increased the annual pace of share repurchases to $20 billion through 2025, assuming reasonable market conditions. The company plans to repurchase over $19 billion of shares in 2024.
•The Corporation declared a third-quarter dividend of $0.95 per share, payable on September 10, 2024, to shareholders of record of Common Stock at the close of business on August 15, 2024.
•The company's debt-to-capital ratio was 14% and the net-debt-to-capital ratio was 6%3, reflecting a year-to-date debt repayment of $3.9 billion and a period-end cash balance of $26.5 billion.
•Capital and exploration expenditures were $7.0 billion in the second quarter including $0.7 billion from Pioneer, bringing year-to-date expenditures to $12.9 billion. The Corporation anticipates full-year capital and exploration expenditures to be approximately $28 billion, which includes the top end of the previously announced guidance for ExxonMobil of $25 billion, and about $3 billion for 8 months of Pioneer, consistent with their prior guidance.

1    The updated earnings factors introduced in the first quarter of 2024 provide additional visibility into drivers of our business results. The company evaluates these factors periodically to determine if any enhancements may provide helpful insights to the market. See page 9 for definitions of these new factors.
2    10-year range includes 2010-2019, a representative 10-year business cycle which avoids the extreme outliers in both directions that the market experienced in recent years.
3    Net debt is total debt of $43.2 billion less $26.5 billion of cash and cash equivalents excluding restricted cash. Net-debt to-capital ratio is net debt divided by the sum of net debt and total equity of $276.3 billion.

ADVANCING CLIMATE SOLUTIONS
Virtually Carbon-Free Hydrogen
•ExxonMobil and Air Liquide reached an agreement to support the production of virtually carbon-free hydrogen, with approximately 98% of CO2 removed, and ammonia at ExxonMobil's planned Baytown, Texas hydrogen facility. The agreement will enable transportation of hydrogen through Air Liquide's existing pipeline network. Additionally, Air Liquide will build and operate four Large Modular Air separation units (LMAs) to supply 9,000 metric tons of oxygen and up to 6,500 metric tons of nitrogen daily to the facility. The LMAs are expected to primarily use low-carbon electricity to reduce the project’s carbon footprint. The production facility would be the world's largest planned virtually carbon-free hydrogen project and is expected to produce 1 billion cubic feet of hydrogen daily, and more than 1 million metric tons of ammonia per year while capturing approximately 98% of the associated CO2 emissions. ExxonMobil aims to help enable the growth of a low-carbon hydrogen market along the U.S. Gulf Coast to assist industrial customers achieve their decarbonization goals.

Lithium
•ExxonMobil has signed a non-binding memorandum of understanding (MOU) with SK On, a global leading electric vehicle (EV) battery developer, that enables a multiyear offtake agreement of up to 100,000 metric tons of MobilTM Lithium from the company’s first planned project in Arkansas. SK On plans to use the lithium in its EV battery manufacturing operations in the United States.

Carbon Capture and Storage
•ExxonMobil signed its fourth carbon capture and storage (CCS) agreement with a major industrial customer, bringing the total contracted CO2 to store for industrial customers up to 5.5 million metric tons per year. The new agreement is the second project with CF Industries, a major fertilizer and ammonia producer. Under the contract, ExxonMobil will transport and store up to 500,000 metric tons of CO2 per year from CF's operations in Yazoo City, Mississippi, reducing CO2 emissions from the site by up to 50%.

Products Supporting a Lower-Emissions Future
•The ProxximaTM business transforms lower-value gasoline molecules into a high-performance, high-value thermoset resin that can be used in coatings, light-weight construction materials, and advanced composites for cars and trucks – including battery boxes for electric vehicles. Materials made with ProxximaTM are lighter, stronger, more durable, and produced with significantly fewer GHG emissions than traditional alternatives1. In March, the company showcased the automotive uses of ProxximaTM at the world’s leading international composites exhibition in Paris. The company is progressing projects in Texas, with startups anticipated in 2025, that will significantly expand production of ProxximaTM. The company sees the total potential addressable market for ProxximaTM at 5 million metric tons and $30 billion dollars by 2030 with demand growing faster than GDP and returns above 15%2.
•The Carbon Materials venture transforms the molecular structure of low-value, carbon-rich feeds from the company's refining processes into high-value products for a range of applications. The company is targeting market segments including carbon fiber, polymer additives, and battery materials with margins of several thousand dollars per ton and growth rates outpacing GDP3.
1    EM estimate calculated based on volumetric displacement of epoxy resin on a cradle-to-gate basis. Source: Comparative Carbon Footprint of Product - ExxonMobil’s Proxima™ Resin System to Alternative Resin Systems, June 2023, prepared by Sphera Solutions, Inc. for ExxonMobil Technology and Engineering Company. The study was confirmed to be conducted according to and in compliance with ISO 14067:2018 by an independent third-party critical review panel. https://www.materia-inc.com/what-do-we-do/our-products/creating-sustainable-solutions/lca-executive-summary
2    Based on internal assessment of demand for products in existing markets. Targeting global markets in both the coatings and composites industries: In coatings the focus is on corrosion protection of vessels (e.g., tanks, ships, and railcars) and insulation (e.g., subsea pipes and equipment) applications. Within composite materials (i.e., materials containing glass or carbon fiber) the focus is on infrastructure, wind energy, and mobility sectors. Examples include replacing steel rebar in flatwork applications, replacing epoxy in wind turbines, and structural support in hydrogen tanks, EV battery casings, and other transportation components.
3 Potential markets for carbon materials include structural composites and energy storage. Market growth based on internal assessment of demand for products in respective markets.

.
EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
		Earnings/(Loss) (U.S. GAAP)
2,430	1,054	United States	3,484	2,552
4,644	4,606	Non-U.S.	9,250	8,482
7,074	5,660	Worldwide	12,734	11,034

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
2,430	1,054	United States	3,484	2,552
4,644	4,606	Non-U.S.	9,250	8,652
7,074	5,660	Worldwide	12,734	11,204

4,358	3,784	Production (koebd)	4,071	3,719
•Upstream year-to-date earnings were $12.7 billion, $1.7 billion higher than the first half of 2023. The prior-year period was negatively impacted by tax-related identified items. Excluding identified items, earnings increased $1.5 billion due to advantaged assets volume growth from record Guyana, heritage Permian and Pioneer production. Year-to-date net production was 4.1 million oil-equivalent barrels per day, an increase of 9%, or 352,000 oil-equivalent barrels per day. Higher crude realizations and structural cost savings offset lower natural gas realizations, higher expenses mainly from depreciation, and lower base volumes due to divestments of non-strategic assets and government-mandated curtailments.
•Second-quarter earnings were $7.1 billion, an increase of $1.4 billion from the first quarter driven by the Pioneer acquisition, record Guyana and heritage Permian production, and structural cost savings. Higher crude realizations and divestment gains more than offset lower gas realizations. Net production in the second quarter was 4.4 million oil-equivalent barrels per day, an increase of 15%, or 574,000 oil-equivalent barrels per day compared to the prior quarter due to advantaged volume growth from Pioneer, Guyana and heritage Permian.
•On May 3, 2024, ExxonMobil completed the acquisition of Pioneer Natural Resources. The company issued 545 million shares of ExxonMobil common stock having a fair value of $63 billion on the acquisition date and assumed $5 billion of debt. The merger of ExxonMobil and Pioneer created the largest, high-return unconventional resource development potential in the world.
•In the quarter, the Company submitted an application to the Guyanese Environmental Protection Agency for the Hammerhead project, the proposed seventh development. Production capacity is expected to be 120,000 to 180,000 barrels per day, with anticipated start-up in 2029, pending Guyanese government approval.

Energy Products
2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
		Earnings/(Loss) (U.S. GAAP)
450	836	United States	1,286	3,438
496	540	Non-U.S.	1,036	3,055
946	1,376	Worldwide	2,322	6,493

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
450	836	United States	1,286	3,438
496	540	Non-U.S.	1,036	3,067
946	1,376	Worldwide	2,322	6,505

5,320	5,232	Energy Products Sales (kbd)	5,276	5,469
•Energy Products year-to-date earnings were $2.3 billion, a decrease of $4.2 billion versus the first half of 2023 due to significantly lower industry refining margins which normalized from historically high prior year levels as demand growth was more than met by capacity additions. Earnings improvement from structural cost savings and the advantaged Beaumont refinery expansion project partially offset higher scheduled maintenance impacts and lower volumes from non-core refinery divestments. Unfavorable timing effects, mainly from derivatives mark-to-market impacts, also contributed to the earnings decline.
•Second-quarter earnings totaled $0.9 billion compared to $1.4 billion in the first quarter driven by weaker industry refining margins as additional supply outpaced record demand in the second quarter. Stronger trading and marketing margins, as well as favorable derivatives mark-to-market timing effects provided a partial offset.

Chemical Products
2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
		Earnings/(Loss) (U.S. GAAP)
526	504	United States	1,030	810
253	281	Non-U.S.	534	389
779	785	Worldwide	1,564	1,199

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
526	504	United States	1,030	810
253	281	Non-U.S.	534	389
779	785	Worldwide	1,564	1,199

4,873	5,054	Chemical Products Sales (kt)	9,927	9,498
•Chemical Products year-to-date earnings were $1.6 billion, an increase of $365 million versus the first half of 2023 driven by strong performance product sales growth and higher base volumes from modest demand improvement and lower turnaround impacts. Despite weaker global industry margins, overall margins increased as a result of the company's advantaged North American footprint which benefited from lower feed and energy costs. Structural cost savings provided a partial offset to higher project and maintenance expenses.
•Second-quarter earnings were $779 million compared to $785 million in the first quarter. Stronger margins, high-value product sales growth from record performance product sales and structural cost savings offset higher maintenance impacts and project expenses.

Specialty Products
2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
		Earnings/(Loss) (U.S. GAAP)
447	404	United States	851	824
304	357	Non-U.S.	661	621
751	761	Worldwide	1,512	1,445

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
447	404	United States	851	824
304	357	Non-U.S.	661	621
751	761	Worldwide	1,512	1,445

1,933	1,959	Specialty Products Sales (kt)	3,893	3,845
•Specialty Products delivered consistently strong earnings from its portfolio of high-value products. Year-to-date earnings were $1.5 billion, an increase of $67 million compared with the first half of 2023. Improved finished lubes margins and structural cost savings more than offset weaker industry basestock margins and higher new business development expenses. Earnings also benefited from higher volumes across the lubricants value chain, including record first-half Mobil 1TM sales.
•Second-quarter earnings were $751 million, compared to $761 million in the first quarter. Seasonally higher expenses were mostly offset by favorable tax impacts.

Corporate and Financing
2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
(310)	(362)	Earnings/(Loss) (U.S. GAAP)	(672)	(861)
(310)	(362)	Earnings/(Loss) Excluding Identified Items (non-GAAP)	(672)	(861)
•Year-to-date net charges of $672 million decreased $189 million compared to the first half of 2023 mainly due to lower financing costs.
•Corporate and Financing second-quarter net charges of $310 million decreased $52 million versus the first quarter.

.
CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
9,571	8,566	Net income/(loss) including noncontrolling interests	18,137	19,996
5,787	4,812	Depreciation and depletion (includes impairments)	10,599	8,486
(4,616)	2,008	Changes in operational working capital, excluding cash and debt	(2,608)	(3,885)
(182)	(722)	Other	(904)	1,127
10,560	14,664	Cash Flow from Operating Activities (U.S. GAAP)	25,224	25,724

926	703	Proceeds from asset sales and returns of investments	1,629	2,141
11,486	15,367	Cash Flow from Operations and Asset Sales (non-GAAP)	26,853	27,865

4,616	(2,008)	Less: Changes in operational working capital, excluding cash and debt	2,608	3,885
16,102	13,359	Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	29,461	31,750

(926)	(703)	Less: Proceeds associated with asset sales and returns of investments	(1,629)	(2,141)
15,176	12,656	Cash Flow from Operations excluding Working Capital (non-GAAP)	27,832	29,609

FREE CASH FLOW[1]

2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
10,560	14,664	Cash Flow from Operating Activities (U.S. GAAP)	25,224	25,724
(6,235)	(5,074)	Additions to property, plant and equipment	(11,309)	(10,771)
(323)	(421)	Additional investments and advances	(744)	(834)
9	215	Other investing activities including collection of advances	224	183
926	703	Proceeds from asset sales and returns of investments	1,629	2,141
4,937	10,087	Free Cash Flow (non-GAAP)	15,024	16,443

4,616	(2,008)	Less: Changes in operational working capital, excluding cash and debt	2,608	3,885
9,553	8,079	Free Cash Flow excluding Working Capital (non-GAAP)	17,632	20,328

¹ Free Cash Flow definition was updated to exclude cash acquired from mergers and acquisitions which is shown as a separate investing line item in the statement of cash flows. See page 10 for definition.

CALCULATION OF STRUCTURAL COST SAVINGS

Dollars in billions (unless otherwise noted)	Twelve Months Ended December 31,		Six Months Ended June 30,
	2019	2023	2023	2024
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8	36.9	18.3	18.9
Selling, general and administrative expenses	11.4	9.9	4.8	5.1
Depreciation and depletion (includes impairments)	19.0	20.6	8.5	10.6
Exploration expenses, including dry holes	1.3	0.8	0.3	0.3
Non-service pension and postretirement benefit expense	1.2	0.7	0.3	0.1
Subtotal	69.7	68.9	32.2	34.9
ExxonMobil’s share of equity company expenses (non-GAAP)	9.1	10.5	5.0	4.7
Total Adjusted Operating Costs (non-GAAP)	78.8	79.4	37.2	39.6

Total Adjusted Operating Costs (non-GAAP)	78.8	79.4	37.2	39.6
Less:
Depreciation and depletion (includes impairments)	19.0	20.6	8.5	10.6
Non-service pension and postretirement benefit expense	1.2	0.7	0.3	0.1
Other adjustments (includes equity company depreciation and depletion)	3.6	3.7	1.5	1.7
Total Cash Operating Expenses (Cash Opex) (non-GAAP)	55.0	54.4	26.9	27.2

Energy and production taxes (non-GAAP)	11.0	14.9	7.5	6.8
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)	44.0	39.5	19.4	20.4

		Change vs 2019		Change vs 2023	Estimated Cumulative vs 2019
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)		-4.5		+1.0

Market		+3.6		+0.2
Activity/Other		+1.6		+1.8
Structural Cost Savings		-9.7		-1.0	-10.7

This press release also references Structural Cost Savings, which describes decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, divestment-related reductions, and other cost-savings measures, that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative Structural Cost Savings totaled $10.7 billion, which included an additional $1.0 billion in the first six months of 2024. The total change between periods in expenses above will reflect both Structural Cost Savings and other changes in spend, including market factors, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations, mergers and acquisitions, new business venture development, and early-stage projects. Estimates of cumulative annual structural savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural Cost Savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 7:30 a.m. Central Time on August 2, 2024. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Selected Earnings Factor Definitions
Advantaged volume growth. Earnings impact from change in volume/mix from advantaged assets, strategic projects, and high-value products. See frequently used terms on page 11 for definitions of advantaged assets, strategic projects, and high-value products.
Base volume. Includes all volume/mix factors not included in Advantaged volume growth factor defined above.

Structural cost savings. After-tax earnings effect of Structural Cost Savings as defined on page 8, including cash operating expenses related to divestments that were previously included in "volume/mix" factor.

Expenses. Includes all expenses otherwise not included in other earnings factors.

Timing effects. Timing effects are primarily related to unsettled derivatives (mark-to-market) and other earnings impacts driven by timing differences between the settlement of derivatives and their offsetting physical commodity realizations (due to LIFO inventory accounting).

Cautionary Statement
Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions, potential addressable markets, or plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as biofuels, hydrogen, ammonia, direct air capture, and other plans to reduce emissions of ExxonMobil, its affiliates, and third parties, are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, or rate of return; total capital expenditures and mix, including allocations of capital to low carbon investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in heritage Upstream Permian Basin unconventional operated assets by 2030 and in Pioneer Permian assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from its operated assets and other methane initiatives, to meet ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture and store CO2, produce hydrogen and ammonia, produce biofuels, produce lithium, create new advanced carbon materials, and use plastic waste as feedstock for advanced recycling; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; resource recoveries and production rates; and planned Pioneer and Denbury integrated benefits, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices and differentials for our products; changes in law, taxes, or regulation including environmental and tax regulations, trade sanctions, and timely granting of governmental permits and certifications; the development or changes in government policies supporting lower carbon and new market investment opportunities such as the U.S. Inflation Reduction Act or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector and unequal support for different methods of emissions reduction; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of public health crises, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources and the success of new unconventional technologies; the level and outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government regulation of our growth opportunities; war, civil unrest, attacks against the company or industry and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2023 Form 10-K.
Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the Company’s

Global Outlook research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. Current trends for policy stringency and deployment of lower-emission solutions are not yet on a pathway to achieve net-zero by 2050. As such, the Global Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by the corporation or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, permitting, technological advancement for cost-effective abatement, insights from the company planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our corporate plan; however, actual investment levels will be subject to the availability of the opportunity set, public policy support, and focused on returns.
Forward-looking and other statements regarding environmental and other sustainability efforts and aspirations are not an indication that these statements are material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental and other sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. The release is provided under consistent SEC disclosure requirements and should not be misinterpreted as applying to any other disclosure standards.

Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 7.
This press release also includes cash flow from operations excluding working capital (non-GAAP), and cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 7.
This press release also includes Earnings/(Loss) Excluding Identified Items (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding Identified Items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to each of corporate earnings and segment earnings are shown for 2024 and 2023 periods in Attachments II-a and II-b. Earnings per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP) and free cash flow excluding working capital (non-GAAP). Free cash flow is the sum of net cash provided by operating activities and net cash flow used in investing activities excluding cash acquired from mergers and acquisitions. These measures are useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow and free cash flow excluding working capital are not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 7.
References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
The term “project” as used in this news release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
Advantaged assets (Advantaged growth projects) includes Permian (heritage Permian and Pioneer), Guyana, Brazil and LNG.
Base portfolio (Base) in our Upstream segment, refers to assets (or volumes) other than advantaged assets (or volumes from advantaged assets). In our Energy Products segment, refers to assets (or volumes) other than strategic projects (or volumes from strategic projects). In our Chemical Products and Specialty Products segments refers to volumes other than high value products volumes.
Debt-to-capital ratio is total debt divided by the sum of total debt and equity. Total debt is the sum of notes and loans payable and long-term debt, as reported in the consolidated balance sheet.
Government mandates (curtailments) are changes to ExxonMobil’s sustainable production levels as a result of production limits or sanctions imposed by governments.
Heritage Permian: Permian basin assets excluding assets acquired as part of the acquisition of Pioneer Natural Resources that closed May 3, 2024.
High-value products includes performance products and lower-emission fuels.
Lower-emission fuels are fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel and jet transport.
Net-debt-to-capital ratio is net debt divided by the sum of net debt and total equity, where net debt is total debt net of cash and cash equivalents, excluding restricted cash. Total debt is the sum of notes and loans payable and long-term debt, as reported in the consolidated balance sheet.
Performance products (performance chemicals, performance lubricants) refers to products that provide differentiated performance for multiple applications through enhanced properties versus commodity alternatives and bring significant additional value to customers and end-users.
Strategic projects includes (i) the following completed projects: Rotterdam Hydrocracker, Corpus Christi Chemical Complex, Baton Rouge Polypropylene, Beaumont Crude Expansion, Baytown Chemical Expansion, Permian Crude Venture, and the 2022 Baytown advanced recycling facility; and (ii) the following projects still to be completed: Fawley Hydrofiner, China Chemical Complex, Singapore Resid Upgrade, Strathcona Renewable Diesel, ProxximaTM Venture, USGC Reconfiguration, additional advanced recycling projects under evaluation worldwide, and additional projects in plan yet to be publicly announced.
This press release also references Structural Cost Savings, for more details see page 8.
Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

.	ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues and other income
Sales and other operating revenue	89,986	80,795	170,397	164,439
Income from equity affiliates	1,744	1,382	3,586	3,763
Other income	1,330	737	2,160	1,276
Total revenues and other income	93,060	82,914	176,143	169,478
Costs and other deductions
Crude oil and product purchases	54,199	47,598	101,800	93,601
Production and manufacturing expenses	9,804	8,860	18,895	18,296
Selling, general and administrative expenses	2,568	2,449	5,063	4,839
Depreciation and depletion (includes impairments)	5,787	4,242	10,599	8,486
Exploration expenses, including dry holes	153	133	301	274
Non-service pension and postretirement benefit expense	34	164	57	331
Interest expense	271	249	492	408
Other taxes and duties	6,579	7,563	12,902	14,784
Total costs and other deductions	79,395	71,258	150,109	141,019
Income/(Loss) before income taxes	13,665	11,656	26,034	28,459
Income tax expense/(benefit)	4,094	3,503	7,897	8,463
Net income/(loss) including noncontrolling interests	9,571	8,153	18,137	19,996
Net income/(loss) attributable to noncontrolling interests	331	273	677	686
Net income/(loss) attributable to ExxonMobil	9,240	7,880	17,460	19,310

OTHER FINANCIAL DATA
Dollars in millions (unless otherwise noted)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Earnings per common share (U.S. dollars)	2.14	1.94	4.20	4.73
Earnings per common share - assuming dilution (U.S. dollars)	2.14	1.94	4.20	4.73

Dividends on common stock
Total	4,285	3,701	8,093	7,439
Per common share (U.S. dollars)	0.95	0.91	1.90	1.82

Millions of common shares outstanding
Average - assuming dilution¹	4,317	4,066	4,158	4,084

Taxes
Income taxes	4,094	3,503	7,897	8,463
Total other taxes and duties	7,531	8,328	14,691	16,423
Total taxes	11,625	11,831	22,588	24,886
Sales-based taxes	6,339	6,281	11,888	12,313
Total taxes including sales-based taxes	17,964	18,112	34,476	37,199

ExxonMobil share of income taxes of equity companies (non-GAAP)	907	498	1,905	1,733

[1] Includes restricted shares not vested as well as 545 million shares issued for the Pioneer merger on May 3, 2024.

.	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	26,460	31,539
Cash and cash equivalents – restricted	28	29
Notes and accounts receivable – net	43,071	38,015
Inventories
Crude oil, products and merchandise	19,685	20,528
Materials and supplies	4,818	4,592
Other current assets	2,176	1,906
Total current assets	96,238	96,609
Investments, advances and long-term receivables	47,948	47,630
Property, plant and equipment – net	298,283	214,940
Other assets, including intangibles – net	18,238	17,138
Total Assets	460,707	376,317

LIABILITIES
Current liabilities
Notes and loans payable	6,621	4,090
Accounts payable and accrued liabilities	60,107	58,037
Income taxes payable	4,035	3,189
Total current liabilities	70,763	65,316
Long-term debt	36,565	37,483
Postretirement benefits reserves	10,398	10,496
Deferred income tax liabilities	40,080	24,452
Long-term obligations to equity companies	1,612	1,804
Other long-term obligations	25,023	24,228
Total Liabilities	184,441	163,779

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	46,781	17,781
Earnings reinvested	463,294	453,927
Accumulated other comprehensive income	(13,187)	(11,989)
Common stock held in treasury
(3,576 million shares at June 30, 2024, and 4,048 million shares at December 31, 2023)	(228,483)	(254,917)
ExxonMobil share of equity	268,405	204,802
Noncontrolling interests	7,861	7,736
Total Equity	276,266	212,538
Total Liabilities and Equity	460,707	376,317

.	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

Dollars in millions (unless otherwise noted)	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	18,137	19,996
Depreciation and depletion (includes impairments)	10,599	8,486
Changes in operational working capital, excluding cash and debt	(2,608)	(3,885)
All other items – net	(904)	1,127
Net cash provided by operating activities	25,224	25,724

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(11,309)	(10,771)
Proceeds from asset sales and returns of investments	1,629	2,141
Additional investments and advances	(744)	(834)
Other investing activities including collection of advances	224	183
Cash acquired from mergers and acquisitions	754	—
Net cash used in investing activities	(9,446)	(9,281)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	217	136
Reductions in long-term debt	(1,142)	(6)
Reductions in short-term debt	(2,771)	(172)
Additions/(Reductions) in debt with three months or less maturity	(6)	(172)
Contingent consideration payments	(27)	(68)
Cash dividends to ExxonMobil shareholders	(8,093)	(7,439)
Cash dividends to noncontrolling interests	(397)	(293)
Changes in noncontrolling interests	16	11
Common stock acquired	(8,337)	(8,680)
Net cash provided by (used in) financing activities	(20,540)	(16,683)
Effects of exchange rate changes on cash	(318)	132
Increase/(Decrease) in cash and cash equivalents	(5,080)	(108)
Cash and cash equivalents at beginning of period	31,568	29,665
Cash and cash equivalents at end of period	26,488	29,557

Non-Cash Transaction: The Corporation acquired Pioneer Natural Resources in an all-stock transaction on May 3, 2024, having issued 545 million shares of ExxonMobil common stock having a fair value of $63 billion and assumed debt with a fair value of $5 billion.

.	ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
9,240	8,220	Earnings/(Loss) (U.S. GAAP)	17,460	19,310

		Identified Items
—	—	Tax-related items	—	(182)
—	—	Total Identified Items	—	(182)

9,240	8,220	Earnings/(Loss) Excluding Identified Items (non-GAAP)	17,460	19,492

2Q24	1Q24	Dollars per common share	YTD 2024	YTD 2023
2.14	2.06	Earnings/(Loss) Per Common Share (U.S. GAAP) ¹	4.20	4.73

		Identified Items Per Common Share ¹
—	—	Tax-related items	—	(0.04)
—	—	Total Identified Items Per Common Share ¹	—	(0.04)

2.14	2.06	Earnings/(Loss) Excl. Identified Items Per Common Share (non-GAAP) ¹	4.20	4.77

¹ Assuming dilution.

.	ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

Second Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	2,430	4,644	450	496	526	253	447	304	(310)	9,240

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	2,430	4,644	450	496	526	253	447	304	(310)	9,240

First Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,054	4,606	836	540	504	281	404	357	(362)	8,220

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,054	4,606	836	540	504	281	404	357	(362)	8,220

YTD 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,484	9,250	1,286	1,036	1,030	534	851	661	(672)	17,460

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	3,484	9,250	1,286	1,036	1,030	534	851	661	(672)	17,460

YTD 2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	2,552	8,482	3,438	3,055	810	389	824	621	(861)	19,310

Identified Items
Tax-related items	—	(170)	—	(12)	—	—	—	—	—	(182)
Total Identified Items	—	(170)	—	(12)	—	—	—	—	—	(182)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	2,552	8,652	3,438	3,067	810	389	824	621	(861)	19,492

.	ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

2Q24	1Q24	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	YTD 2024	YTD 2023
1,261	816	United States	1,038	802
760	772	Canada/Other Americas	767	645
4	4	Europe	4	4
215	224	Africa	220	213
714	711	Asia	712	725
30	30	Australia/Oceania	30	35
2,984	2,557	Worldwide	2,771	2,424

2Q24	1Q24	Net natural gas production available for sale, million cubic feet per day (mcfd)	YTD 2024	YTD 2023
2,900	2,241	United States	2,570	2,357
114	94	Canada/Other Americas	104	94
331	377	Europe	354	461
167	150	Africa	158	110
3,486	3,274	Asia	3,380	3,473
1,245	1,226	Australia/Oceania	1,236	1,276
8,243	7,362	Worldwide	7,802	7,771

4,358	3,784	Oil-equivalent production (koebd)¹	4,071	3,719

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

.	ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

2Q24	1Q24	Refinery throughput, thousand barrels per day (kbd)	YTD 2024	YTD 2023
1,746	1,900	United States	1,823	1,794
387	407	Canada	397	403
987	954	Europe	970	1,199
446	402	Asia Pacific	424	514
174	180	Other	177	176
3,740	3,843	Worldwide	3,791	4,086

2Q24	1Q24	Energy Products sales, thousand barrels per day (kbd)	YTD 2024	YTD 2023
2,639	2,576	United States	2,607	2,601
2,681	2,656	Non-U.S.	2,669	2,867
5,320	5,232	Worldwide	5,276	5,469

2,243	2,178	Gasolines, naphthas	2,210	2,290
1,718	1,742	Heating oils, kerosene, diesel	1,730	1,806
344	339	Aviation fuels	342	328
181	214	Heavy fuels	197	221
834	759	Other energy products	797	823
5,320	5,232	Worldwide	5,276	5,469

2Q24	1Q24	Chemical Products sales, thousand metric tons (kt)	YTD 2024	YTD 2023
1,802	1,847	United States	3,649	3,286
3,071	3,207	Non-U.S.	6,278	6,212
4,873	5,054	Worldwide	9,927	9,498

2Q24	1Q24	Specialty Products sales, thousand metric tons (kt)	YTD 2024	YTD 2023
506	495	United States	1,001	991
1,428	1,464	Non-U.S.	2,892	2,855
1,933	1,959	Worldwide	3,893	3,845

.	ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
		Upstream
2,773	2,269	United States	5,042	4,314
2,974	2,313	Non-U.S.	5,287	4,876
5,747	4,582	Total	10,329	9,190

		Energy Products
185	179	United States	364	707
367	348	Non-U.S.	715	709
552	527	Total	1,079	1,416

		Chemical Products
157	152	United States	309	437
345	281	Non-U.S.	626	1,053
502	433	Total	935	1,490

		Specialty Products
21	8	United States	29	25
73	68	Non-U.S.	141	169
94	76	Total	170	194

		Other
144	221	Other	365	256

7,039	5,839	Worldwide	12,878	12,546

CASH CAPITAL EXPENDITURES

2Q24	1Q24	Dollars in millions (unless otherwise noted)	YTD 2024	YTD 2023
6,235	5,074	Additions to property, plant and equipment	11,309	10,771
314	206	Net investments and advances	520	651
6,549	5,280	Total Cash Capital Expenditures	11,829	11,422

.	ATTACHMENT VI
KEY FIGURES: EARNINGS/(LOSS)

Results Summary

2Q24	1Q24	Change vs 1Q24	Dollars in millions (except per share data)	YTD 2024	YTD 2023	Change vs YTD 2023
9,240	8,220	+1,020	Earnings (U.S. GAAP)	17,460	19,310	-1,850
9,240	8,220	+1,020	Earnings Excluding Identified Items (non-GAAP)	17,460	19,492	-2,032

2.14	2.06	+0.08	Earnings Per Common Share ¹	4.20	4.73	-0.53
2.14	2.06	+0.08	Earnings Excl. Identified Items per Common Share (non-GAAP) ¹	4.20	4.77	-0.57

7,039	5,839	+1,200	Capital and Exploration Expenditures	12,878	12,546	+332

¹ Assuming dilution.

1Q24 to 2Q24 Earnings Factor Analysis[2]

1Q24 to 2Q24 Cash Flow

[2] The updated earnings factors introduced in the first quarter of 2024 provide additional visibility into drivers of our business results. The company evaluates these factors periodically to determine if any enhancements may provide helpful insights to the market. See page 9 for definitions of these new factors.

.	ATTACHMENT VII
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER

Dollars in millions (unless otherwise noted)	2024	2023	2022	2021	2020
First Quarter	8,220	11,430	5,480	2,730	(610)
Second Quarter	9,240	7,880	17,850	4,690	(1,080)
Third Quarter	—	9,070	19,660	6,750	(680)
Fourth Quarter	—	7,630	12,750	8,870	(20,070)
Full Year	—	36,010	55,740	23,040	(22,440)

Dollars per common share¹	2024	2023	2022	2021	2020
First Quarter	2.06	2.79	1.28	0.64	(0.14)
Second Quarter	2.14	1.94	4.21	1.10	(0.26)
Third Quarter	—	2.25	4.68	1.57	(0.15)
Fourth Quarter	—	1.91	3.09	2.08	(4.70)
Full Year	—	8.89	13.26	5.39	(5.25)

[1] Computed using the average number of shares outstanding during each period; assuming dilution.